Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), effective as the Effective Date (as defined below), is entered into by and between the Federal Home Loan Bank of San Francisco (“the Bank”) and Winthrop Watson (“Executive”).

RECITALS

WHEREAS, the Bank desires to employ Executive as Interim President and Chief Executive Officer and provide Executive with compensation in accordance with the terms of this Agreement;

WHEREAS, Executive desires to accept employment as Interim President and Chief Executive Officer and provide the Bank with the benefit of Executive’s services in accordance with the terms of this Agreement;

TERMS OF AGREEMENT

NOW THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein), the mutual covenants contained herein, and for other good and valuable consideration, including employment, a relationship with the Bank, certain monies, trade secrets and confidential information of the Bank to which Executive would not have access nor been supplied but for Executive’s relationship with the Bank in exchange for Executive’s agreeing to the terms of this Agreement, the receipt and sufficiency of which are hereby acknowledged, Executive and the Bank agree as follows:

1. Employment.

a.Position. The Bank hereby agrees to employ Executive and Executive hereby accepts employment as Interim President and Interim Chief Executive Officer.

b.Duties. The duties and services required to be performed by Executive, including overall charge and responsibility for the business and affairs of the Bank, shall be consistent with such duties as are usual and customary for this position. Executive shall report directly to the Board of Directors (“Board”) and shall perform such duties as the Executive shall reasonably be directed to perform by the Board. Executive agrees to devote Executive’s best efforts and substantially all of Executive’s working time, attention and energies to the business of the Bank and advancement of its interests and, to the fullest extent permitted by law and subject to the “Protected Activity Not Prohibited” section below, agrees not to engage in any other employment, profitable activities, or other pursuits which would cause Executive to disclose or utilize the Bank’s Confidential Information, reflect adversely on the Bank, or violate its Conflict of Interest policy (collectively, “Potentially Conflicting Activities”). Executive has attached hereto, as Exhibit A, a list describing all Potentially Conflicting Activities and other present employment, occupation or consulting activities for any direct or indirect remuneration (all such activities, whether or not Potentially Conflicting Activities, collectively “Outside Activities”) in which Executive is presently engaged or has present plans to become engaged.

Executive agrees to provide advance notice to the Bank before undertaking any additional Outside Activities in the future which are not listed in Exhibit A. Executive shall also comply with Section 10 hereof.

c.Principal Place of Employment. Executive’s employment shall be based at the Bank’s offices located in San Francisco, California.

d.Term. For purposes of this Agreement, “Effective Date” means the later of either (x) the date on which the Bank receives formal notice of non-objection from the Federal Housing Finance Agency (such agency and any successor thereto, the “Finance Agency”) to this Agreement, or (y) February 2, 2026. The term of this Agreement shall commence as of the Effective Date and shall terminate as of April 30, 2026 (“Initial Term”) and shall be automatically extended by one (1) month effective upon the conclusion of the Initial Term, or such prior one (1) month extended term unless terminated pursuant to the terms of this Agreement (the Initial Term and such extended terms, the “Term”). The Term or any automatic extension thereof may be terminated by the Bank or Executive upon written notice of at least fifteen (15) calendar days prior to the end of the Term or any automatic extension thereof (termination in this manner shall be referred to herein as “Non-Renewal”), provided that the Agreement is not otherwise terminated under the provisions of Section 5. Notwithstanding the foregoing, the employment relationship between Executive and the Bank is “at will” by nature. No other prior or subsequent oral representations, writings, or course of conduct by anybody at the Bank may alter the “at-will” nature of the employment relationship and nothing in this Agreement should be construed to create any relationship other than “at-will” employment as specified herein.

2. Compensation and Benefits.

a.Base Salary. The Bank shall pay Executive a base salary at a monthly rate of $125,000 per month (“Base Salary”). The Base Salary shall be prorated based on the number of days in the applicable month. The Base Salary shall be subject to all applicable state and federal tax withholdings, payable consistent with the Bank’s standard payroll process. The Base Salary and any increases are subject to prior compensation review and non-objection by the Finance Agency and review by the Finance Agency Division of Bank Regulation.

b.Waiver of Participation. Executive acknowledges and agrees that notwithstanding any terms to the contrary in the Bank’s Executive Incentive Plan, the Supplemental Executive Retirement Plan, and the Corporate Senior Officer Severance Policy, or any successor plans or policies (together the “Executive Compensation Plans”), such Executive Compensation Plans will not apply to Executive in connection with Executive’s employment hereunder, and Executive hereby waives any interest, right, or claim to be eligible to participate in or receive any compensation or other benefits under the Executive Compensation Plans.

c.No Benefits. Executive agrees that Executive will opt out during the Term from participation in, and thereby waive receipt of any benefits under, the Bank’s relevant benefit plans which currently include the Bank’s health benefit plans, Savings 401(k) Plan, Cash Balance Plan, Deferred Compensation Plan, and Benefit Equalization Plan, and any other retirement plan, incentive plan, salary deferral plan, medical and dental benefits plan, life insurance plan, short- and long-term disability plan, or any other health, vacation, welfare or fringe benefit plan, except for those benefits mandated by federal or state law (such as workers’ compensation coverage). Executive acknowledges and agrees that Executive will receive no benefits under such relevant benefit plans of the Bank (other than benefits mandated by federal or state law), even if by the terms of the Bank’s benefit plans or programs, Executive would be eligible for such benefits.

d.Housing Allowance. During the Term, the Bank shall reimburse Executive a monthly housing allowance of up to $10,000 per month for housing within reasonable commuting distance from the Bank’s offices located in San Francisco, in accordance with the Bank’s expense reimbursement policy. Such reimbursements will be treated as taxable income to Executive. Executive understands and agrees that Executive is solely responsible for the payment of all applicable federal, state, or local taxes due as a result of any reimbursements made pursuant to this Section 2.d.

e.Expense Reimbursement. The Bank shall promptly reimburse Executive for the reasonable and necessary business expenses Executive incurs in the performance of Executive’s duties in accordance with the Bank’s expense reimbursement policy.

f.Taxes and Withholdings. The Bank may withhold from any amounts payable under this Agreement such federal, state or local taxes as may be required to be withheld pursuant to applicable law or regulations, which amounts shall be deemed to have been paid to Executive.

3. Warranties and Representations. Executive represents and warrants that:

a.Executive has been advised, and has been given ample opportunity, to have this Agreement reviewed on Executive’s behalf by independent legal counsel of Executive’s own choosing and to confer with such legal counsel.

b.Executive freely and voluntarily enters into employment with the Bank;

c.Executive is not subject to obligations or commitments of any kind that would prevent, restrict, hinder or interfere with Executive’s acceptance of full-time employment or the performance of all duties and services contemplated under this Agreement to the fullest extent of the Executive’s ability;

d.the execution, delivery, and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement (including any confidentiality agreement), restrictive covenant, instrument, court order, judgment or decree to which Executive is a party or by which Executive is bound;

e.Executive has not used confidential or proprietary information of any past employer in connection with service provided pursuant to this Agreement; and

f.the information on Executive’s resume, application and other documents provided by Executive to the Bank is complete and accurate in all material respects and will be updated by Executive as necessary.

4.Covenants.

a.Confidential Information. Executive acknowledges that during the course of Executive's employment with the Bank, Executive will be provided, learn, develop and have access to trade secrets, confidential information and proprietary materials which may include, but are not limited to, the following: strategies, methods, books, records, and documents; technical information concerning products, equipment, services, security, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, type and amount of services used, credit and financial data, and/or other information relating to the Bank's relationship with that customer); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer, client and member lists; research; financial and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers' names and marks; grids and maps; electronic databases; models; forecasts; specifications; computer programs; internal business discussions and deliberations; contracts benefiting or obligating the Bank; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; information about the Finance Agency, other Federal Home Banks, or the Office of Finance; and other information, whether tangible or intangible, in any form or medium provided (collectively, “Confidential Information”) which is not generally available to the public and which has been developed, will be developed or acquired by the Bank at considerable effort and expense. Without limiting the foregoing, Executive acknowledges and agrees that Executive will learn, be provided, develop and have access to certain techniques, methods or applications implemented or developed by the Bank which are not generally known to the public or within the community in which the Bank competes, and any and all such information shall be treated as Confidential Information. During the Term of this Agreement or at any time thereafter, unless otherwise specifically authorized in writing by the Bank, Executive hereby covenants and agrees: (i) to hold Confidential Information in the strictest confidence; (ii) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by the Bank; (iii) to use such Confidential Information only within the scope of Executive's employment with the Bank for the benefit of the Bank; and (iv) to comply with the Bank’s policies regarding protective measures to preserve the secrecy and interest of the Bank in the Confidential Information. Executive agrees to immediately notify the Bank of any unauthorized disclosure or use of any Confidential Information of which Executive become aware. Notwithstanding the foregoing, Confidential Information does not include general knowledge, skill, and experience that Executive has acquired during the course of or in connection with Executive’s employment with the Bank or a former employer. In addition, Confidential Information shall not include any such information which Executive can establish (i) was publicly known or made generally available prior to the time of disclosure by the Bank to Executive; (ii) becomes publicly known or made generally available after disclosure by the Bank to Executive through no wrongful action or omission by Executive; or (iii) is in Executive’s rightful possession, without confidentiality obligations, at the time of disclosure by the Bank as shown by Executive’s then-contemporaneous written records; provided that any combination of individual items of information shall not be deemed to be within any of the foregoing exceptions merely because one or more of the individual items are within such exception, unless the combination as a whole is within such exception. The confidentiality obligations herein shall not prohibit Executive from revealing evidence of criminal wrongdoing to legitimate law enforcement officials or Confidential Information by order of court or agency of competent jurisdiction or as otherwise required by law; however, to the fullest extent permitted by law, Executive shall promptly inform the Bank of any such situations and shall take reasonable steps at the Bank’s cost to prevent disclosure of Confidential Information until the Bank has been informed of such required disclosure and has had a reasonable opportunity to seek a protective order. For the avoidance of doubt, nothing in this Agreement is intended to or will be used in any way to limit Executive's rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. Executive further agrees to sign such additional agreements designed to protect Confidential Information, to abide by confidentiality requirements in the Bank's Executive Handbook, and to comply with the Bank's Information Security Policy. Executive further agrees that Executive will not use confidential or proprietary information of any past employer in connection with service provided pursuant to this Agreement.

a.Defend Trade Secrets Act. Executive further acknowledges and agrees that, through this Agreement, Bank has provided Executive with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b)(2), provides that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1)is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and is made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement shall be construed to impose any obligation inconsistent with the Defend Trade Secrets Act. Additionally, nothing in the Agreement limits Executive’s right to receive money awarded by the U.S. Securities and Exchange Commission as a reward for providing information to that agency.

b.Non-Competition. During Executive’s employment with the Bank, Executive hereby covenants that Executive will not, directly or indirectly, in any capacity, engage or participate in activities, accept other employment, or render advisory or consulting or other services that might or do create a conflict of interest with the Bank.

c.Work Product.

i.“Work Product” includes, but is not limited to, all original works of authorship, inventions, discoveries, designs, documents, papers, notes, notebooks,

memoranda, computer hardware and software, algorithms, programming, scripts, applets, databases, database structures, or other proprietary information, business ideas, and related improvements and devices, which are conceived, developed, or made by Executive, either alone or with others, in whole or in part, on or off the Bank’s premises, (a) during Executive’s employment with the Bank, (b) with the use of the time, materials, or facilities of the Bank, (c) relating to any product, service, or activity of the Bank of which Executive has knowledge, or (d) suggested by or resulting from any work performed by Executive for the Bank. If Executive is or become a resident of any state during Executive’s employment that has enacted laws relating to ownership of works created without use of or reference to employer materials, facilities, and/or intellectual property and do not relate to the employer’s business, this Section shall be limited solely to the extent provided by the applicable laws of such states.

ii.To the extent any rights in Work Product are not already owned by the Bank, Executive irrevocably assigns and transfers to the Bank all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in Work Product and agrees that the Bank will be the sole and exclusive owner of all right, title, and interest in Work Product. The Bank will have the right to use all Work Product, whether original or derivative, in any manner whatsoever and in any medium now known or later developed. Executive agrees not, at any time, to assert any claim, ownership, or other interest in any Work Product or Confidential Information. Executive will inform the Bank, in writing, before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by Executive or in which Executive has an interest prior to, or separate from, Executive’s employment with the Bank, including, without limitation, any such inventions that are subject to California Labor Code Section 2870 (attached hereto as Exhibit C) (“Prior Inventions”) into any Work Product or otherwise utilizing any Prior Invention in the course of Executive’s employment with the Bank; and the Bank is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such incorporated or utilized Prior Inventions, without restriction, including, without limitation, as part of, or in connection with, such Work Product, and to practice any method related thereto. Executive will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Work Product without the Bank’s prior written permission. Executive has attached hereto, as Exhibit B, a list describing all Prior Inventions that relate to the Bank’s current or anticipated business, products, or research and development or, if no such list is attached, Executive represents and warrant that there are no such Prior Inventions. Furthermore, Executive represents and warrants that if any Prior Inventions are included on Exhibit B, they will not materially affect Executive’s ability to perform all obligations under this Agreement.

iii.Both during and after Executive’s employment, Executive agrees to execute any documents necessary to effectuate the assignment to the Bank of Work Product, and will execute all papers and perform any other lawful acts reasonably requested by the Bank for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for Work Product. Executive further agrees that Executive will not be entitled to any compensation in addition to the salary paid to Executive during the development of Work Product, but Executive will be reimbursed for actual expenses incurred in rendering the services described in this Section. In the event the Bank is unable for any reason to secure Executive’s signature to any document the Bank requests that Executive execute under this Section, Executive hereby irrevocably designate and appoint the Bank and its authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf and instead of Executive to execute such document with the same legal force and effect as if executed by Executive.

iv.EXECUTIVE UNDERSTANDS THAT THE PROVISIONS OF THIS AGREEMENT REQUIRING ASSIGNMENT OF WORK PRODUCT TO THE BANK DO NOT APPLY TO ANY WORK PRODUCT THAT QUALIFIES FULLY UNDER THE PROVISIONS OF CALIFORNIA LABOR CODE SECTION 2870 (ATTACHED HERETO AS EXHIBIT C). EXECUTIVE WILL ADVISE THE BANK PROMPTLY IN WRITING OF ANY WORK PRODUCT THAT EXECUTIVE BELIEVES MEETS THE CRITERIA IN CALIFORNIA LABOR CODE SECTION 2870 AND IS NOT OTHERWISE DISCLOSED ON EXHIBIT B TO PERMIT A DETERMINATION OF OWNERSHIP BY THE BANK. ANY SUCH DISCLOSURE WILL BE RECEIVED IN CONFIDENCE.

e.Removal and Return of the Bank Property. Executive agrees that all written materials, records, data, and other documents prepared or possessed by Executive during Executive’s employment with the Bank and relating to the Bank’s business are the Bank’s property. Executive further agrees that all memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are the Bank’s property. Executive agrees not to remove any Bank property, including, but not limited to, any Confidential Information or Work Product, from the Bank’s premises, without the prior written approval of the Board. Unless specifically authorized by the Bank in writing, Executive may not place the Bank Confidential Information or Work Product on Removable Media, as defined below. On the Bank’s request, Executive’s acceptance of other employment, or the termination of Executive’s employment for any reason, Executive will immediately return to the Bank all Bank property, including all Confidential Information and Work Product and any and all documents and materials that contain, refer to, or relate in any way to any Confidential Information, as well as any other property of the Bank in Executive’s possession or control, including all electronic and telephonic equipment, credit cards, security badges, and passwords. Executive will permit the Bank to inspect any property provided by the Bank to Executive or developed by Executive as a result of or in connection with Executive’s employment with the Bank when Executive accept other employment or otherwise separate from Executive’s employment, regardless of where the property is located. For purposes of this Section, “Removable Media” means portable or removable hard disks, floppy disks, USB memory drives, zip disks, optical disks, CDs, DVDs, digital film, memory cards (e.g., Secure Digital (SD), Memory Sticks (MS), CompactFlash (CF), SmartMedia (SM), MultiMediaCard (MMC), and xD-Picture Card (xD)), magnetic tape, and all other removable data storage media. For avoidance of doubt and notwithstanding the preceding, Executive’s address book (in whatever form maintained) and documents and materials in Executive’s possession directly pertaining to Executive’s employment agreement(s) with the Bank are Executive’s property.

e.Cooperation. Executive agrees to cooperate with the Bank, during the Term and thereafter (including following termination of Executive’s employment for any reason), by making Executive reasonably available to testify on behalf of the Bank in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Bank in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or the CEO or their representatives or counsel, or representatives or counsel to the Bank as reasonably requested. The Bank agrees to reimburse Executive for all reasonable and necessary expenses incurred in connection with Executive’s provision of testimony or assistance.

f.Provisional and Equitable Remedies. If Executive should breach any of Executive’s obligations under this Section 4, Executive acknowledges that the Bank may be irreparably damaged and that it would be extremely difficult and impractical to measure such damage. Accordingly, Executive acknowledges that the Bank, in addition to any other available rights or remedies, shall be entitled to specific performance, injunctive relief and any other equitable remedy, without the obligation to post any bond or other security. Executive hereby waives the defense that a remedy at law or damages is adequate.

g.Survival of Covenants. The provisions of this Section 4 shall survive termination of Executive’s employment irrespective of the reason therefor.

5.Termination.

In addition to any Non-Renewal, Executive’s employment may be terminated by Executive or the Bank at any time during the Term, including without limitation due to Executive’s death, Executive becoming “Disabled,” termination by the Bank with or without “Cause,” and voluntary resignation by Executive with or without “Good Reason.” Any termination of Executive’s employment other than in the case of Executive’s death shall be effected by written notice provided by the terminating party to the other party.

a.Disability. For purposes of this Agreement, Executive’s “Disability” or Executive becoming “Disabled,” will have the same meaning as defined by 20 C.F.R. § 404.1505, which requires Executive to be unable to do any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and, if reasonable accommodation is required by law, after any reasonable accommodation. If requested by the Bank, Executive will submit medical documentation sufficient to determine whether Executive is Disabled, and if permitted by law, will cooperate in submitting to a medical or psychological examination for the purpose of determining whether Executive is disabled. Executive’s receipt of Social Security disability benefits shall be deemed conclusive evidence of disability for purposes of this Agreement.

b.Cause. For purposes of this Agreement, Executive shall be treated as having been terminated for “Cause” if and only if Executive is terminated as a result of the occurrence of one or more of the following events:

i.any act by Executive of fraud, dishonesty, gross negligence, disloyalty, or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Bank;

ii.Executive being convicted of, confessing to, pleading nolo contendere to, or becoming the subject of proceedings that provide a reasonable basis for the Bank to believe that Executive has engaged in a felony or any crime involving dishonesty or moral turpitude;

iii.Executive’s material violation of any written policies or procedures of the Bank, including but not limited to the Bank’s Code of Conduct, Conflict of Interest, Anti-Money Laundering/Bank Secrecy Act, and Discrimination, Harassment and Retaliation Prevention policies;

iv.Executive’s engaging in conduct that has resulted in Executive being barred from employment by the Bank by operation of any law or regulation or by any final order of any court or regulatory authority or any agreement with any regulatory authority, including, without limitation, any removal or barring of employment of Executive pursuant to 12 USC §§ 4615, 4616, 4617 or 4636, or any of their successor sections or provisions;

v. Executive’s ongoing and repeated failure or refusal to perform, or neglect of, Executive’s duties to the Bank in a material respect (other than as a result of disability);

vi.Executive’s material breach of any representation made to the Bank in Section 3 of this Agreement; or

vii.Executive’s violation of any restrictive covenant provided for under this Agreement or, if such violation implicates the Bank, any other agreement to which Executive is a party.

c.Good Reason. For purposes of this Agreement, Executive shall be treated as having resigned for “Good Reason” if and only if Executive resigns as a result of the occurrence of one or more of the following events:

i.a material diminution in Executive’s authority, duties, or responsibilities;

ii.a material reduction by the Bank of the Executive’s Base Salary, unless such reduction (a) is associated with a “general reduction” in compensation among the Bank’s executive management team, (b) is in response to adverse or declining economic conditions, or (c) does not exceed 5% of the Executive’s Base Salary amount in effect at the time of the reduction; and

iii.except in the case of a natural disaster or national state of emergency that materially disrupts the business operations of the Bank, the relocation of Executive’s principal place of employment by the Bank to a location more than fifty (50) miles from Executive’s principal place of employment as of the Effective Date.

Notwithstanding the foregoing, Executive shall not be treated as having resigned for Good Reason unless all of the following occurs: (a) Executive notifies the Bank in writing of the event constituting Good Reason within fifteen (15) calendar days after Executive knows, or with the exercise or reasonable diligence would have known, of the occurrence of such event; (b) the Bank fails within ten (10) calendar days after receipt of such notice to cure such event and return Executive to the position Executive would have been in had the event not occurred; and (c) Executive resigns after the end of such cure period, but in no event more than five (5) calendar days after the expiration of the cure period.

6.Obligations of the Bank Following Termination of Employment. In the event that Executive’s employment hereunder is terminated for any reason, including by Non-Renewal or in a manner as set forth in Section 5 above, the Bank shall pay Executive all accrued but unpaid Base Salary up to the date of termination.

7.No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Bank may be offset by the Bank against amounts payable to Executive under Section 6.

8.Release. As a condition to the Executive’s receipt of any post-termination benefits described in Section 6, Executive shall execute a Release (the "Release") in a form reasonably acceptable to the Bank within sixty (60) calendar days following the termination of employment and shall not subsequently revoke such Release within the time as may be specified therein as required by law. Such Release shall be provided to Executive within five (5) calendar days following termination of employment and shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution, including any claims related to Executive's employment by the Bank and the Executive’s termination of employment, and shall exclude any obligations the Bank may have to Executive under this Agreement or any other agreement providing for obligations that survive Executive's termination of employment, which for avoidance of doubt shall include rights to indemnification and directors and officers liability insurance coverage, unless Executive is not entitled to such coverage under the applicable policy. Provided the Release timely becomes effective and irrevocable, and subject to Section 9, any post-termination benefits described in Section 6 that becomes payable to Executive will be paid within seventy-four (74) calendar days following the date of termination of Executive’s employment.

9.Section 409A Compliance.

a.Notwithstanding anything herein to the contrary, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. The Bank shall not be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A.

b.To the extent necessary to comply with or be exempt from Section 409A, the termination of Executive’s employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

c.All expenses or other reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A, (A) shall be paid on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect Executive’s right to reimbursement of any other expenses eligible for reimbursement in any other taxable year, and (C) Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.

d.For purposes of Section 409A, Executive’s right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

e.Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Bank in order to comply with Section 409A.

f.Notwithstanding any other provision under this Agreement, solely to the extent that a delay in payment is required in order to avoid the imposition of any tax under Section 409A, if a payment obligation under this Agreement arises on account of Executive’s “separation from service” (within the meaning of Section 409A) in good faith by the Bank’s Board, then payment of any amount or benefit provided under this Agreement that is considered to be non-qualified deferred compensation for purposes of Section 409A and that is scheduled to be paid within six (6) months after such separation from service shall be paid without interest on the first business day after the date that is six (6) months following Executive’s separation from service.

g.Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” subject to Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to Executive unless otherwise permitted by Section 409A.

h.Executive hereby acknowledges that the Executive has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to Executive of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and corresponding provisions of applicable state tax law. Executive hereby acknowledges and agrees that no representations have been made to Executive relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable state income tax laws.

10.Outside Employment.

a.In addition to being prohibited from being employed or serving as an officer or investor for any entity that creates or potentially creates a conflict of interest, except as required to fulfill the requirements of Executive’s position, Executive shall not participate as an active owner in any entity, or serve in any other capacity for another entity or business if such participation will in any way impinge or potentially adversely affect Executive’s ability to provide the quality and quantity of services envisioned by this Agreement.

b.Executive represents and warrants that (i) Executive is not, as of the Effective Date, unless otherwise disclosed, a member of any board of directors, board of trustees or similar governing body of any for-profit entity; and (ii) Executive is not a party to any agreement, written or oral, with any entity under which Executive would receive remuneration for such services. Executive covenants and agrees not to become a member of any for-profit board or body or become a party to any agreement providing for financial remuneration as described in this Section, in each case without the prior review and written approval at the sole discretion of the Board and subject to ongoing regulation and conflict of interest considerations, perceived or actual, including those identified by the Finance Agency. The Executive may engage in civic, charitable and religious activities and serve on the board or other governing of such organizations, provided such service does not interfere with Executive’s duties to the Bank.

11.Regulatory Approval. Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement or otherwise are subject to prior review and non-objection by the Finance Agency and are subject to and conditioned upon compliance with 12 U.S.C. Section 4518, and any applicable laws and regulations, including 12 C.F.R. Part 1230.

12.Choice of Law. This Agreement shall be governed by and construed under the laws of the United States and, to the extent state law maybe applicable, by the laws of the State of California applicable to contracts made and to be performed wholly within California without regard to the conflicts of laws principles thereof.

13.Entire Agreement. As of the Effective Date, this Agreement constitutes Executive’s entire offer of employment and the final, complete, and exclusive agreement between Executive and the Bank with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to Executive by the Bank, including, but not limited to, all offer letters and term sheets previously provided to Executive. Nobody at the Bank has been authorized to enter into any other agreement with Executive or make any promises or representations to Executive that are not a part of this Agreement. In the event that the Effective Date does not occur, this Agreement (including, without limitation, the immediately preceding sentence) shall have no force or effect.

14.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement limits or prohibits Executive from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, including disclosing documents or other information as permitted by law. In addition, Executive understands that nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Notwithstanding the preceding, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any Bank trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. Executive further understands that Executive is not permitted to disclose the Bank’s attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, Executive understands that nothing in this Agreement (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Bank employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act.

15.Mutual Arbitration and Waiver of Jury Trial, Attorneys’ Fees. Executive and the Bank mutually agree and consent to the resolution by final and binding arbitration of any disputes arising from or related to this Agreement, Executive’s employment with the Bank, or any Non-Renewal or Termination, under Section 5, of this Agreement that the Bank may have against the Executive or the Executive may have against the Bank, its affiliates, parents, subsidiaries, officers, directors, employees, agents, successors, and assigns. Claims for workers’ compensation or unemployment compensation benefits are not covered by this Section. Also not covered are claims by Executive or the Bank for provisional remedies, including temporary restraining orders or preliminary injunctions (“Temporary Equitable Relief”) in situations in which such Temporary Equitable Relief would be otherwise authorized by Federal law or state law, where applicable, including California Code of Civil Procedure Section 1281.8 or other applicable state or federal laws. The Federal Arbitration Act shall govern this Agreement and this Section. Except as provided herein, all disputes shall be arbitrated by JAMS on an individual basis only, located in the County of San Francisco, before a single arbitrator with that organization with expertise and arbitration experience in executive employment agreements and executive compensation and benefit plans. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, and motions to dismiss and demurrers, applying the standards set forth for such motions under applicable law, including the California Code of Civil Procedure. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator may award attorneys’ fees and costs to the prevailing party, where permitted by applicable law. Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Discovery shall be adequate and limited by the arbitrator consistent with JAMS Employment Arbitration Rules and Procedures Rules effective at that time, available at http://www.jamsadr.com/rules-employment-arbitration/ and from the Bank. The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to, modify, disregard or refuse to enforce any contractual provision. Executive and the Bank each recognize and agree that by entering into this agreement, they each are waiving any and all rights to a trial by jury. The prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in accordance with applicable law. The parties agree the Bank shall bear any administrative or hearing fees charged by the arbitrator or JAMS except that Executive shall pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had Executive filed a complaint in a court of law that would have had jurisdiction over such complaint. Subject to the FAA’s exclusive applicability to the enforcement of this agreement to arbitrate, Executive agrees that the arbitrator shall administer and conduct any arbitration hearing or proceeding applying California substantive and decisional law and the California Code of Civil Procedure, including the California Civil Discovery Act. Nothing in this Section prevents the Executive from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency, and nothing in this Agreement requires arbitration of any claim that under the law (after application of Federal Arbitration Act preemption principles) cannot be made subject to a pre-dispute agreement to arbitrate claims. This Section shall survive termination of Executive’s employment irrespective of the reasons therefor. Nothing in this Agreement requires Executive to arbitrate claims that cannot be arbitrated under the Sarbanes-Oxley Act or other law that expressly prohibits arbitration of a claim notwithstanding the application of the FAA.

16.Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:

If to the Bank or the Board:
Federal Home Loan Bank of San Francisco
333 Bush Street, Suite 2700
San Francisco, CA 94104
Attention: Legal Department

If to Executive:
At the residence address on file with the Bank.

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

17.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event any provision or term hereof is deemed to have exceeded applicable legal authority or shall be in conflict with applicable legal limitations, such provision shall be reformed and rewritten as necessary to achieve consistency and compliance with such applicable law.

18.No Waiver. Executive’s or the Bank’s failure to insist upon strict compliance with any provision of this Agreement, or the failure to assert any right Executive or the Bank may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

19.Assignment; Assumption by Successor. The rights of the Bank under this Agreement may, without the consent of Executive, be assigned by the Bank, in its sole and unfettered discretion, to any person, corporation or other business entity, which at any time, whether by purchase, merger, consolidation or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Bank. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

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20.Consultation With Counsel. Executive acknowledges that Executive has had a full and complete opportunity to consult with counsel and other advisors of Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, and the Bank has not made any representations or warranties to Executive concerning the terms, enforceability or implications of this Agreement other than as reflected in this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date last written below.

FEDERAL HOME LOAN BANK	EXECUTIVE
OF SAN FRANCISCO

By: /s/ Joan Opp	By: /s/ Winthrop Watson
Joan Opp	Winthrop Watson
Chair, Board of Directors

Date: 1/7/2026	Date: 1/7/2026

EXHIBIT A

LIST OF OUTSIDE ACTIVITIES

EXHIBIT B

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

WW No inventions or improvements

___ Additional Sheets Attached

Date: 1/7/2026                     /s/ Winthrop Watson
Signature

Winthrop Watson
Name of Executive (typed or printed)

EXHIBIT C

CALIFORNIA LABOR CODE SECTION 2870
INVENTION ON OWN TIME - EXEMPTION FROM AGREEMENT

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”